Exhibit 10.1

AMENDMENT NO. 5

TO MULTICURRENCY REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 5 TO MULTICURRENCY REVOLVING CREDIT AGREEMENT (this "Amendment Agreement") dated as of November 16, 2009, by and between Rogers Corporation, a Massachusetts corporation having its principal place of business at One Technology Drive, Rogers, Connecticut 06263 ("Rogers US"), and RBS Citizens, National Association (the "Bank"), a national banking association with offices at 90 State House Square, 10th Floor, Hartford, Connecticut 06103, successor in interest to Citizens Bank of Connecticut, amending a certain Multicurrency Revolving Credit Agreement dated as of November 13, 2006 as amended by Amendment No. 1 to Multicurrency Revolving Credit Agreement dated as of November 10, 2007, Amendment No. 2 to Multicurrency Revolving Credit Agreement dated as of June 17, 2008, Amendment No. 3 to Multicurrency Revolving Credit Agreement dated as of October 31, 2008 and Amendment No. 4 to Multicurrency Revolving Credit Agreement dated as of November 11, 2008  (as amended from time to time, the "Credit Agreement").

WITNESSETH

WHEREAS, pursuant to the terms of the Credit Agreement, the Bank has made certain credit facilities available to Rogers US; and

WHEREAS, Rogers US has requested that the Bank amend certain terms of the Credit Agreement in certain respects; and

WHEREAS, the Bank is willing to amend certain terms of the Credit Agreement in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

§1. Definitions. Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the same meanings herein as therein.

§2. Ratification of Existing Agreements. All of Rogers US's obligations and liabilities to the Bank as evidenced by or otherwise arising under the Credit Agreement, the Notes and the other Loan Documents, except as otherwise modified in this Amendment Agreement upon the terms set forth herein, are, by Rogers US's execution of this Amendment Agreement, ratified and confirmed in all respects. In addition, by Rogers US's execution of this Amendment Agreement, Rogers US represents and warrants that no counterclaim, right of set-off, right of recoupment, or defense of any kind exists or is outstanding with respect to such obligations and liabilities. Rogers US acknowledges and agrees that this Amendment Agreement shall be included in the definition of Loan Documents under the Credit Agreement.

§3. Representations and Warranties. Rogers US hereby represents and warrants to the Bank as follows:

(a) All of the representations and warranties made by Rogers US in Sections 6.1, 6.7, 6.10, 6.11 and 6.16 of the Credit Agreement are true and correct on the date hereof as if made on and as of the date hereof.

(b) No Event of Default under and as defined in the Credit Agreement or any of the Loan Documents has occurred and is continuing on the date hereof.

§4. Conditions Precedent. The effectiveness of the amendments contemplated hereby shall be subject to the satisfaction on or before the date hereof of each of the following conditions precedent:

(a) Representations and Warranties. All of the representations and warranties made by Rogers US herein, whether directly or incorporated by reference, shall be true and correct on the date hereof.

(b) Performance; No Event of Default. Rogers US shall have performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and there shall exist no Event of Default or condition which, with either or both the giving of notice or the lapse of time, would result in an Event of Default upon the execution and delivery of this Amendment Agreement.

(c) Delivery. Rogers US shall have executed and delivered this Amendment Agreement and all documents, instruments, and agreements reasonably required by the Bank in connection with any of the foregoing (collectively, together with the Amendment Agreement, the "Documents").

(d) Corporate Action. The Bank shall have received a copy of the resolutions, in form and substance reasonably satisfactory to Bank, of the Board of Directors (or other governing body) of Rogers US authorizing the execution, delivery and performance of the Documents, as appropriate.

(e) Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Amendment Agreement and the Documents shall be satisfactory in substance and form to the Bank, and the Bank shall have received all information and such counterpart originals or certified or other copies of such documents as it may request.

(f) Good Standing Certificates. The Bank shall have received a good standing certificate for Rogers US dated not more than thirty (30) days prior to the date hereof, issued by the appropriate governmental authority of Rogers US jurisdiction of organization.

(g) Incumbency Certificates. The Bank shall have received a certificate of the Secretary or an Assistant Secretary (or comparable officer) of  Rogers US, in form and substance reasonably satisfactory to the Bank, as to the incumbency and signature of each officer executing any of the Documents, together with evidence of the incumbency of such Secretary, Assistant Secretary or comparable officer; the Bank acknowledges that a certificate indicating no changes in incumbency since October 31, 2008 for such entity will be satisfactory to the Bank.

§5. Amendment to the Credit Agreement.

(a) The definition of “Adjustment Date” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and is of no further force or effect.

(b) The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Applicable Margin.  Commencing on the Amendment No. 5 Effective Date, the Applicable Margin for Prime Rate Loans shall be 0% and for LIBOR Rate Loans shall be 2.00%.

(c) The definition of “EBITDA” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

EBITDA.  The Consolidated Net Income (or Deficit) of Rogers US and its Subsidiaries for any fiscal period, plus, to the extent deducted in the calculation of Consolidated Net Income (or Deficit) and without duplication, (a) (i)depreciation, amortization and other similar non-cash charges for such period, (ii) non-cash stock compensation expense for such period and (iii) non-cash fixed asset impairment charges in the amount of $13,400,000 for fiscal periods ending September 30, 2009 through June 30, 2010 and in the amount of $3,000,000 for fiscal periods ending on and after December 31, 2010, (b) income tax expense for such period, and (c) Consolidated Total Interest Expense paid or accrued during such period, excluding the net income (or deficit) of any Person (other than a Subsidiary) in which Rogers US or a Subsidiary has an ownership interest, except to the extent that any such income has been actually received by Roger US or such Subsidiary in the form of cash dividends or similar cash Distributions, in each case as determined in accordance with generally accepted accounting principles.

(d) The definition of “Rate Adjustment Period” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and is of no further force or effect.

(e) The definition of “Revolving Credit A Commitment Amount” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Revolving Credit A Commitment Amount:  The amount of the Bank’s Commitment under Revolving Credit Facility A, as in effect from time to time.  On the Amendment No. 5 Effective Date, the Revolving Credit A Commitment Amount is Fifty Million Dollars ($50,000,000).

(f) The definition of “Revolving Credit B Commitment Amount” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Revolving Credit B Commitment Amount:  The amount of the Bank’s Commitment under Revolving Credit Facility B, as in effect from time to time.  On the Amendment No. 5 Effective Date, the Revolving Credit B Commitment Amount is zero ($0).

(g) The definition of “Total Commitment” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Total Commitment.  The sum of the Revolving Credit A Commitment and the Revolving Credit B Commitment, as in effect from time to time.  On the Amendment No. 5 Effective Date, the Total Commitment is Fifty Million Dollars ($50,000,000).

(h) The definition of “Unused Line Fee Rate” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Unused Line Fee Rate.  Commencing as of the Amendment No. 5 Effective Date, a per annum rate equal to 30 basis points.

(i) The definition of  “Citibank Credit Facility” is hereby inserted in Section 1.01 of the Credit Agreement as follows:

Citibank Credit Facility. A credit facility between Borrower and Citibank, N.A. (or an affiliate thereof) providing for loans and advances to Borrower in an amount which does not exceed the principal amount of $10,000,000 at any one time outstanding.

(j) The definition of  “Amendment No. 5 Effective Date” is hereby inserted in Section 1.01 of the Credit Agreement as follows:

Amendment No. 5 Effective Date.  November 16, 2009

(k) The following is hereby inserted as a new clause (i) in Section 8.1 of the Credit Agreement:

(i) Indebtedness incurred under the Citibank Credit Facility.

(l) The word “and” appearing after the semi-colon in clause (k) of Section 8.2 of the Credit Agreement is hereby deleted from such clause and the period appearing at the end of clause (l) of such Section 8.2 is hereby deleted and “; and” is hereby inserted in lieu thereof.

(m) The following is hereby inserted as a new clause (m) in Section 8.2 of the Credit Agreement:

(m)           pledges and liens on Borrower’s auction rate securities currently maintained in an account with Citibank, N.A. (or an affiliate thereof) to secure the Citibank Credit Facility.

(n) The word “or” appearing after the semi-colon in clause (m) of Section 12.1 of the Credit Agreement is hereby deleted from such clause and is hereby inserted after the semi-colon appearing at the end of clause (n) of such Section 12.1.

(o) The following is hereby inserted as a new clause (o) in Section 12.1 of the Credit Agreement:

(o)           a default or event of default shall occur under the Citibank Credit Facility.

§6. No Waiver by Bank. Except as otherwise expressly provided for herein, nothing in this Amendment Agreement shall extend to or affect in any way the Rogers Entities' obligations or the Bank's rights and remedies arising under the Credit Agreement or the other Loan Documents, and the Bank shall not be deemed to have waived any of its remedies with respect to any Event of Default or event or condition which, with notice or the lapse of time, or both, would become an Event of Default and which upon Rogers US's execution and delivery of this Amendment Agreement might otherwise exist or which might hereafter occur.

§7. Expenses. Rogers US agrees to pay to the Bank upon demand an amount equal to the reasonable fees, expenses and disbursements of the Bank (including reasonable attorneys’ fees and costs) incurred in connection with the preparation of this Amendment Agreement and any related Loan Documents pursuant to Section 15.7 of the Credit Agreement.

§8. Miscellaneous.

(a) This Amendment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts as an instrument under seal.

(b) Except as otherwise expressly provided by this Amendment Agreement, all of the respective terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment Agreement and the Credit Agreement be read and construed as one instrument, and all references in the Loan Documents to the Credit Agreement shall hereafter refer to the Credit Agreement, as amended by this Amendment Agreement.

(c) This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. A facsimile or other electronic transmission of an executed counterpart shall have the same effect as the original executed counterpart.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed in its name and behalf by its duly authorized officer as of the date first written above.

RBS CITIZENS, NATIONAL ASSOCIATION

By:	/s/ Gary Burdick
Name: Gary Burdick
Title: Senior Vice President

ROGERS CORPORATION

By:	/s/ Dennis M. Loughran
Name: Dennis M. Loughran
Title: V.P. Finance, CFO